Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-129245 on Form S-1 of SigmaTel, Inc. on Form S-3 of our report dated September 6, 2005 (October 22, 2005 with respect to Note 15) related to the financial statements of Oasis Semiconductor, Inc. as of and for the year ended December 31, 2004, appearing in the Amendment No. 2 to the Current Report on Form 8-K/A of SigmaTel, Inc. dated September 12, 2005 and to the reference to us under the heading “Experts” in the prospectus, which is part of such Registration Statement.

Deloitte & Touche LLP

Boston, Massachusetts

February 1, 2006